UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2022

GROVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-25526	83-3378978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

17129 US Hwy 19 N., Clearwater, FL 33760

(Address of principal executive offices)

(701 353-5425

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant

Securities Purchase Agreement

On June 28, 2022, Grove, Inc. (the “Company”) entered into a Securities Purchase Agreement with two accredited investors pursuant to which the Company received $7,500,000, less fees and costs, from the investors in consideration for the issuance by the Company to the investors of Convertible Notes in the original principal amount of $7,500,000 (the “Convertible Notes”). In addition to the Convertible Notes, the investors received Common Stock Purchase Warrants (the “Warrants”) to acquire an aggregate of 56,250 shares of common stock. The Warrants are exercisable for five years at an exercise price of $4.44 per share, provide for customary anti-dilution protection, and an investor put right to require the Company to redeem the Warrants for a total of $250,000. The Company has the option until June 28, 2023, to draw down up to an additional $7,500,000 of Convertible Notes under the Securities Purchase Agreement to provide financing for acquisitions, pursuant to certain underwriting conditions set forth in the Securities Purchase Agreement. The Company is subject to customary covenants, financial and otherwise, under the Securities Purchase Agreement.

The Convertible Notes, have a 3 year term, an original interest discount of 2% withheld on the issuance date, and bear cash interest at the rate of 8.5% per annum with an additional paid-in-kind (“PIK”) interest of 3.5% per annum. The Convertible Notes provide for monthly payments of principal, on an even line 36 month basis, plus cash interest, with a balloon payment of all outstanding principal, cash interest, and PIK interest at maturity. The Convertible Notes are convertible in shares of the Company’s common stock at a conversion price of $7.06 per share. The Convertible Notes contain customary events of default and anti-dilution provisions.

The investors agreed to restrict their ability to convert their Convertible Notes and exercise the Warrants and receive shares of common stock such that the number of shares of common stock held by each investor after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock, subject to the right to increase said limit to 9.99% upon 61 days’ prior written notice to the Company.

The Convertible Notes are secured by the grant of a first priority lien on all assets of the Company and its significant subsidiaries, as well as the unconditional guaranty of the significant subsidiaries.

Pursuant to the terms of a Registration Rights Agreement entered into concurrently with the Securities Purchase Agreement, the Company agreed to file a registration statement on Form S-3 (or other appropriate form) providing for the resale by the investors of the shares of common stock underlying the Convertible Notes and the Warrants within 45 days of the closing date.

The offer, sale and issuance of the above securities was made in reliance upon the exemptions contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Promissory Note

Concurrent with the closing of the transactions under the Securities Purchase Agreement set forth above, the Company received $1,500,000 from Allan Marshall, the Company’s Chief Executive Officer, in consideration for the issuance by the Company to Mr. Marshall of a promissory note in the original principal amount of $1,500,000. The promissory note has a 3 year term and bears cash interest at the rate of 8.5% per annum with an additional PIK of 3.5% per annum. The promissory note provides for monthly payments of principal, on an even line 36 month basis, plus cash interest, with a balloon payment of all outstanding principal, cash interest, and PIK interest at maturity.

The offer, sale and issuance of the above security was made in reliance upon the exemptions contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

The foregoing information is a summary of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the agreements, which are attached as exhibits to this Current Report on Form 8-K. Readers should review the agreements for a complete understanding of the terms and conditions associated with this transaction.

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Item 8.01 Other Events.

On June 30, 2022, the Company issued a press release announcing its entry into the Securities Purchase Agreement and the initial closing of the transactions set forth therein, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in Item 8.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to this Report in such filing.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement dated June 28, 2022

10.2	Form of Convertible Note

10.3	Form of Warrant

10.4	Promissory Note dated June 28, 2022

10.5	Registration Rights Agreement dated June 28, 2022

99.1	Press Release of Grove, Inc., dated June 30, 2022

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grove, Inc.

Date: July 1, 2022	By:	/s/ Andrew J. Norstrud
	Name:	Andrew J. Norstrud
	Title:	Chief Executive Officer

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